This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-298306

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2026

Preliminary Prospectus Supplement

(To Prospectus dated August 13, 2026)

$

   % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057

The Campbell’s Company (“Campbell’s” or “we”) is offering $   aggregate principal amount of   % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057 (the “notes”).

The notes will bear interest (i) from, and including, the original issuance date to, but excluding,   , 2032 (the “First Reset Date”) at a rate of   % per year and (ii) from, and including, the First Reset Date, during each Reset Period (as defined herein), at a rate per year equal to the Five-Year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus a spread of   %, to be reset on each Reset Date (as defined herein); provided that the interest rate during any Reset Period will not reset below   % (which equals the initial interest rate on the notes).

Subject to our right to defer interest payments as described below, we will pay interest on the notes semi-annually in arrears on   and   of each year, beginning on    , 2027. The notes will be issued in registered form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on    , 2057.

So long as no event of default (as defined in this prospectus supplement) with respect to the notes has occurred and is continuing, we may, at our option, defer interest payments on the notes on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments with respect to the notes will accumulate additional interest at a rate equal to the interest rate then applicable to the notes, compounded on each interest payment date, to the extent permitted by applicable law.

We may redeem the notes at our option at the times and at the redemption prices described in this prospectus supplement.

The notes will be our general unsecured subordinated obligations and will (i) rank junior in right of payment, to the extent and in the manner set forth in the indenture governing the notes, to all of our existing and future senior indebtedness (as defined herein), (ii) be effectively junior to any of our future secured indebtedness to the extent of the assets securing that indebtedness and (iii) be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

The notes will not be listed on any securities exchange. Currently, there are no public markets for the notes.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-6.

	Price to Public(1)		Underwriting Discount		Proceeds, Before Expenses, to Us
Per note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2026 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors through the book-entry delivery systems of The Depository Trust Company, Euroclear Bank S.A./N.V., as operator of the Euroclear System or Clearstream Banking, société anonyme, as the case may be, on or about    , 2026 against payment therefor in immediately available funds.

Joint Book-Running Managers

Barclays	BNP PARIBAS	BofA Securities
Citigroup	J.P. Morgan	UBS Investment Bank

   , 2026

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in the affairs of The Campbell’s Company since the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated herein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, the terms “we,” “us” and “our” refer to The Campbell’s Company and our consolidated subsidiaries. Unless we specifically state otherwise, the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC relating to this offering does not give effect to the issuance of the notes.

S-ii

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations regarding our future results of operations, economic performance, financial condition and achievements. These forward-looking statements can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “pursue,” “seek,” “strategy,” “target,” “will” and similar expressions. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts, and may reflect anticipated cost savings or implementation of our strategic plan. These statements reflect our current plans and expectations and are based on information currently available to us. They rely on several assumptions regarding future events and estimates which could be inaccurate and which are inherently subject to risks and uncertainties.

Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We wish to caution the reader that the following important factors and those important factors described in our other Securities and Exchange Commission filings, including our 2026 Annual Report on Form 10-K and Current Reports on Form 8-K, could affect our actual results and could cause such results to vary materially from those expressed in any forward-looking statements made by, or on behalf of, us: declines or volatility in financial markets, deteriorating economic conditions and other external factors, including the impact of geopolitical conflicts and the impact and application of new or changes to existing governmental laws, regulations and policies; the risks associated with tariff actions taken by the U.S. and reciprocal tariffs by its trading partners; the risks related to the availability of, and cost inflation in, supply chain inputs, including raw materials, packaging materials, energy, logistics, finished products and labor, including those related to ongoing geopolitical conflicts and tariffs; disruptions in or inefficiencies to our supply chain and/or operations, including reliance on key contract manufacturer and supplier relationships; our ability to execute on and realize the expected benefits from our strategy, including sales growth in and/or maintenance of our market share position in snacks, soups, sauces and beverages; the impact of strong competitive responses to our efforts to leverage brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; changes in consumer demand for our products, evolving consumer preferences and favorable perception of our brands; the risks related to the transaction with La Regina di San Marzano di Antonio Romano S.p.A (“La Regina SPA”) and La Regina Atlantica, LLC (“La Regina Atlantica,” and together with La Regina SPA, “La Regina”), including that the benefits from the transaction may not be fully realized or may take longer or cost more to be realized than expected; our ability to realize projected cost savings and benefits from cost savings initiatives and integration efforts in light of recent acquisitions and strategic investments; risks related to the effectiveness of our hedging activities and our ability to respond to volatility in commodity prices; our ability to manage changes to our organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changing inventory management practices by certain of our key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of our key customers maintain significance to our business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of our businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against us; a disruption, failure or security breach of our or our vendors’ information technology systems, including ransomware attacks; our indebtedness and ability to pay such indebtedness; a change in outlook or downgrade in our public credit ratings; impairment to goodwill or other intangible assets; our ability to protect our intellectual property rights; our ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including from weather-related events; the costs, disruption and diversion of management’s attention associated with activist investors; and unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements made by us in order to reflect new information, events or circumstances after the date they are made, except as required by law.

S-iii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. Our capital stock is listed and traded on The Nasdaq Stock Market LLC. Information about us is also available at our Internet site at www.thecampbellscompany.com. The information on our Internet site is not a part of, or incorporated by reference in, this prospectus supplement.

We are “incorporating by reference” the information in the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities covered by this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended August 2, 2026;

•

Our Definitive Proxy Statement on Schedule 14A filed on October  8, 2025 (excluding any portions that were not incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended August 3, 2025); and

•	Our Current Report on Form 8-K filed on September 17, 2026.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary

The Campbell’s Company

One Campbell Place

Camden, New Jersey 08103-1799

(856) 342-4800

S-iv

SUMMARY

This summary highlights selected information about our company and the offering and may not contain all of the information that is important to you. To better understand this offering, you should read the entire prospectus supplement and the accompanying prospectus carefully, as well as those additional documents to which we refer you. See “Where You Can Find More Information.” This summary includes forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

The Campbell’s Company

We are a manufacturer and marketer of high-quality, branded food and beverage products. We organized as a business corporation under the laws of New Jersey on November 23, 1922; however, through predecessor organizations, we trace our heritage in the food business back to 1869.

We manage our businesses in two segments as follows:

•

Meals & Beverages, which consists of soup, simple meals and beverages products in retail and foodservice in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; SpaghettiOs pasta; Campbell’s gravies, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; Campbell’s tomato juice; and as of March 12, 2024, Rao’s pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Michael Angelo’s frozen entrées and pasta sauces; and noosa yogurts. The noosa yoghurt business was sold on February 24, 2025. The segment also includes snacking products in foodservice and Canada, and beginning in 2026, the snacking and meals and beverages retail business in Latin America; and

•

Snacks, which consists of Pepperidge Farm cookies, crackers, fresh bakery and frozen products, including Goldfish crackers, Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod potato chips, Kettle Brand potato chips, Late July snacks, Snack Factory pretzel crisps, and other snacking products in retail in the U.S. The segment also included the results of our Pop Secret popcorn business, which was sold on August 26, 2024.

Beginning in 2027, the Pepperidge Farm frozen business is managed under our Meals & Beverages segment.

Corporate Information

The Campbell’s Company was organized as a business corporation under the laws of New Jersey on November 23, 1922. Our principal executive offices are located at One Campbell Place, Camden, New Jersey 08103, and our telephone number is (856) 342-4800. Our website is www.thecampbellscompany.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement. Our capital stock is listed on The Nasdaq Stock Market LLC under the symbol “CPB.”

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.”

Issuer	The Campbell’s Company

Notes Offered	$ aggregate principal amount of % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057 (the “notes”)

Interest	The notes will bear interest (i) from, and including, the original issuance date to, but excluding, , 2032 (the “First Reset Date”) at a rate of % per year and (ii) from, and including, the First Reset Date, during each Reset Period (as defined in “Description of the Notes”), at a rate per year equal to the Five-Year U.S. Treasury Rate (as defined in “Description of the Notes”) as of the most recent Reset Interest Determination Date (as defined in “Description of the Notes”) plus a spread of %, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below % (which equals the initial interest rate on the notes).

Maturity Date	Unless earlier redeemed or purchased by us, the notes will mature on , 2057.

Interest Payment Dates	Subject to our right to defer the payment of interest on the notes as described under “Option to Defer Interest Payments” below, we will pay interest on the notes semi-annually in arrears on and of each year, beginning on , 2027.

Option to Defer Interest Payments

So long as no event of default with respect to the notes has occurred and is continuing, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the notes for a period of up to 10 consecutive years (commencing on the date that the first such interest payment would otherwise have been made on the notes, an “Optional Interest Deferral Period”). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the notes and may choose to do that on more than one occasion. Any deferred interest will not be due or payable on the notes during any Optional Interest Deferral Period unless we elect, at our option, to redeem the notes during such Optional Interest Deferral Period, in which case accrued and unpaid interest to, but excluding, the redemption date will be due and payable on such redemption date only on the notes being redeemed, or unless the principal of and interest on the notes shall have been declared due and payable as the result of an event of default with respect to the notes, in which case all accrued and unpaid interest on the notes shall become due and payable. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date of the notes, and we may not begin a new Optional Interest Deferral Period with respect to the notes, and may not pay current interest on the notes, until we have paid all accrued interest on the notes from the previous Optional Interest Deferral Period. We may also elect, at our option, to shorten the length of any Optional Interest Deferral Period.

Any deferred interest on the notes will accrue additional interest at a rate equal to the interest rate then applicable to the notes, compounded on each interest payment date, to the extent permitted by applicable law (“compound interest”). Once we pay all deferred interest payments on the notes, including any compound interest accrued on the deferred interest, we can again defer interest payments on the notes as described above, but not beyond the maturity date of the notes.

See “Description of the Notes—Option to Defer Interest Payments.”

If we defer any interest payments on the notes, the notes will be treated at that time, solely for purposes of the original issue discount rules, as having been retired and reissued with original issue discount for U.S. federal income tax purposes. This means a U.S. Holder (as defined in “Material United States Federal Income Tax Considerations” in this prospectus supplement) would be required to include in its gross income as ordinary income for U.S. federal income tax purposes the deferred interest payments on the notes (including any interest thereon) before such holder receives cash interest payments, regardless of such holder’s regular method of accounting for U.S. federal income tax purposes. For more information about the tax consequences of investing in the notes, see “Material United States Federal Income Tax Considerations” in this prospectus supplement. We have no current intention of exercising our right to defer interest payments on the notes.

Certain Limitations During an Optional Interest Deferral Period	The terms of the notes will require that during an Optional Interest Deferral Period, we will not do any of the following, subject to customary exceptions:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•

make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our indebtedness that ranks equally with, or junior to, the notes in right of payment (including debt securities of other series issued under the indenture governing the notes); or

•	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the notes in right of payment.

See “Description of the Notes—Certain Limitations During an Optional Interest Deferral Period.”

Subordination; Ranking	The notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture governing the notes, to all of our senior indebtedness (as defined in “Description of the Notes”). The notes will be effectively junior to any of our future secured indebtedness to the extent of the assets securing that indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. As of the end of our fiscal year ended August 2, 2026, we had $7.451 billion of senior indebtedness outstanding, none of which is secured. The notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment.

See “Description of the Notes—Ranking.”

Use of Proceeds	We intend to use the net proceeds from the sale of the notes in this offering to repay existing indebtedness including, but not limited to, our 5.20% Senior Notes due March 2027 (the “2027 Notes”) and commercial paper, and for general corporate purposes. See “Use of Proceeds.”

Optional Redemption	We may redeem the notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date for the notes.

See “Description of the Notes—Redemption—Optional Redemption.”

Right to Redeem Upon a Tax Event	We may, at our option, redeem the notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event (as defined herein) with respect to the notes. See “Description of the Notes—Redemption—Right to Redeem Upon a Tax Event.”

Right to Redeem Upon a Rating Agency Event	We may, at our option, redeem the notes, in whole but not in part, at a redemption price equal to 102% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following a Rating Agency Event (as defined herein) with respect to the notes. See “Description of the Notes—Redemption—Right to Redeem Upon a Rating Agency Event.”

Events of Default	The following are “events of default” with respect to the notes:

•	default in any payment of interest, including compound interest, on any note when it becomes due and payable and such default continues for 30 days (subject to any deferral of interest payments as described above under “—Option to Defer Interest Payments”);

•	default in the payment of principal of or premium, if any, on any note when it becomes due and payable at its stated maturity, upon redemption, upon declaration or otherwise; or

•	certain events of bankruptcy, insolvency, receivership or reorganization.

Change of Control	If we experience a “Change of Control Triggering Event,” as defined in “Description of the Notes—Change of Control,” we may elect to redeem the notes, in whole but not in part, at 101% of the principal amount of the notes, together with any accrued and unpaid interest up to, but excluding, the redemption date. If we do not elect to redeem in such manner, the per annum rate of interest payable on the notes will subsequently be increased by 500.0 basis points (5.0 percentage points), as described more fully under “Description of the Notes—Change of Control.”

No Listing	We do not intend to list the notes on any securities exchange. The notes will be a new issue of securities for which there currently are no public markets. See “Risk Factors—There is no established public trading market for the notes.”

Governing Law	New York.

Book-Entry	The notes will be issued in book-entry form and will be represented by global securities that will be deposited with and registered in the name of The Depository Trust Company. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by The Depository Trust Company and its participants.

Risk Factors	Any investment in the notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Trustee and Paying Agent	U.S. Bank Trust Company, National Association.

RISK FACTORS

An investment in the notes involves various risks. In making an investment decision, you should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein, including those risks and uncertainties identified under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended August 2, 2026. Such risks and uncertainties could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and financial condition.

The notes will be subordinated to all of our senior indebtedness, will be effectively subordinated to any secured debt we may incur and will be structurally subordinated to the debt of our subsidiaries, which may limit your recovery.

Our obligations under the notes are subordinate and junior in right of payment to all of our senior indebtedness (as defined in “Description of the Notes—Ranking”). This means that we cannot make any payments on the notes if we default on a payment of any of our senior indebtedness or if any other default occurs concerning any senior indebtedness, which permits the holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time or both; provided that, in each case, such default has continued beyond the point of any grace period provided for such default, and such default shall not have been cured or waived or shall not have ceased to exist. In addition, in the event of any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or other proceedings, funds which we would otherwise use to pay the holders of the notes will first be used to pay our senior indebtedness in full. There is no limit on the amount of indebtedness, including senior indebtedness, we may incur. We and our subsidiaries expect to incur additional indebtedness and obligations from time to time that will be senior to the notes. As of the end of our fiscal year ended August 2, 2026, we had $7.451 billion aggregate senior indebtedness outstanding.

The notes are our unsecured obligations and are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As of the end of our fiscal year ended August 2, 2026, we did not have any secured debt outstanding.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries do not guarantee the notes and will have no obligation to pay any amounts due pursuant to the notes or otherwise to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. Our rights to receive the assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of the end of our fiscal year ended August 2, 2026, we had no subsidiary indebtedness outstanding to which the notes are structurally subordinated. As of the same date, the La Regina entities, which are variable interest entities that we consolidate in our financial statements, had $114 million of indebtedness (including operating lease obligations) outstanding, to which the notes are structurally subordinated with respect to the assets of La Regina. We own 49% of the issued and outstanding equity interests in each of the La Regina entities as of the date of this prospectus supplement.

The notes are not protected by restrictive covenants and holders of the notes will have limited rights of acceleration.

The terms of the notes and the indenture that will govern the notes may not be sufficient to protect your investment in the notes. For example, there will be no financial covenants in the indenture governing the notes, and you do not have any rights to require us to repurchase the notes prior to their maturity.

Holders of the notes and the trustee under the indenture may accelerate payment of the principal and interest on the notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on the notes may be accelerated upon the occurrence of an event of default under the indenture governing the notes related to failure to pay interest within 30 days after it is due, failure to pay principal on the notes when due, and certain events of bankruptcy, insolvency, receivership or reorganization relating to us (but not our subsidiaries). If we fail to comply with the other covenants under the indenture governing the notes, there are no related events of default and no right to accelerate the notes. The only remedies available to the holders of the notes are as described under “Description of the Notes—Events of Default.” As a result, if we violate any of these covenants, the notes will remain outstanding and our obligations thereunder will remain unchanged.

While it is not possible for the interest rate on the notes to decrease below the initial interest rate, the interest rate of the notes may fluctuate over time.

The interest rate on the notes from, and including, the original issuance date to, but excluding, the First Reset Date will be    % per year. Beginning on the First Reset Date, the interest rate on the notes for each Reset Period will equal the Five-Year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of    %; provided that the interest rate on the notes during any Reset Period (as defined in “Description of the Notes”) will not reset below    %. Accordingly, while it is not possible for the interest rate on the notes to decrease below the initial interest rate, the interest rate for a given Reset Period subsequent to the initial Reset Period may decrease as compared to the interest rate for one or more prior Reset Periods. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.

The historical Five-Year U.S. Treasury Rates are not an indication of future Five-Year U.S. Treasury Rates.

As noted above, the annual interest rate on the notes for each Reset Period will be set by reference to the Five-Year U.S. Treasury Rate as of the Reset Interest Determination Date (provided that the interest rate during any Reset Period for the notes will not reset below the initial interest rate for the notes). In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time in the future and you should not take historical U.S. Treasury rates as an indication of future U.S. Treasury rates.

We may elect to defer interest payments on the notes at our option for one or more periods of up to 10 years.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the notes for one or more periods of up to 10 consecutive years. During any such deferral period, holders of the notes will receive limited or no current payments on the notes. Holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including, to the extent permitted by applicable law, any compound interest) at the end of the ten-year deferral period, at the maturity date or, if applicable, at the earlier accelerated maturity date or redemption date of the notes. See “Description of the Notes—Option to Defer Interest Payments.”

We are not permitted to pay current interest on the notes until we have paid all outstanding deferred interest on the notes, and this could have the effect of extending interest deferral periods.

During an Optional Interest Deferral Period (as defined in “Description of the Notes”), we will be prohibited from paying current interest on the notes subject to such deferral until we have paid all accrued and unpaid deferred interest on the notes, including interest on such amounts to the extent permitted by applicable law. As a result, we may not be able to pay current interest on the notes if we do not have available funds to pay all accrued and unpaid interest, including deferred interest, on the notes.

The after-market price of the notes may be discounted significantly if we defer interest payments.

If we defer interest payments on the notes, you may be unable to sell the notes at a price that reflects the value of deferred amounts. To the extent a trading market develops for the notes, that market may not continue during an Optional Interest Deferral Period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell the notes at those times, either at a price that reflects the value of required payments under the notes or at all.

If our positions regarding the treatment of the notes for U.S. federal income tax purposes are not respected, or if we defer interest payments on the notes, there will be U.S. federal income tax consequences to holders of the notes.

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the notes. Although the matter is not free from doubt, due to a lack of authority and the highly factual nature of the analysis, based upon the analysis of the relevant facts and circumstances and applicable law as of the issue date of the notes, the notes should be treated as indebtedness for U.S. federal income tax purposes. If the notes were not properly treated as indebtedness for U.S. federal income tax purposes, interest payments on the notes would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders (as defined in “Material United States Federal Income Tax Considerations” in this prospectus supplement), interest payments treated as dividends would be subject to withholding of U.S. federal income tax at a rate of 30%, except to the extent provided by an applicable income tax treaty and except if the payments are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if an applicable income tax treaty applies, attributable to a permanent establishment or fixed base maintained within the United States by the Non-U.S. Holder). In addition, such a determination would, subject to certain requirements and limitations described in “Description of the Notes—Redemption—Right to Redeem Upon a Tax Event,” constitute a Tax Event that would entitle us to redeem the notes. See “Material United States Federal Income Tax Considerations—Classification of the Notes” in this prospectus supplement.

In addition, although not free from doubt, we intend to take the position that the notes should not be treated as issued with original issue discount for U.S. federal income tax purposes. If our position were not respected, the notes would be treated as having been issued with original issue discount for U.S. federal income tax purposes and all stated interest would be treated as original issue discount for such purposes. Also, if our position were respected but we were to defer any interest payments on the notes, the notes would be treated as having been reissued, solely for purposes of the original issue discount rules, with original issue discount for U.S. federal income tax purposes at the time of such deferral, and all stated interest due after such deferral would be treated as original issue discount for such purposes. In any such case, if you are a U.S. Holder (as defined in “Material United States Federal Income Tax Considerations” in this prospectus supplement) of the notes, you generally would be required to include such original issue discount in income as ordinary income for U.S. federal income tax purposes as it accrues, using a constant yield to maturity method, regardless of your regular method of accounting for U.S. federal income tax purposes, and in advance of the receipt of any cash to which such original issue discount is attributable. Your adjusted tax basis in a note generally would be increased by such amounts that you are required to include in gross income for U.S. federal income tax purposes.

If you sell the notes before the record date for the payment of interest at the end of an Optional Interest Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the

Optional Interest Deferral Period. Moreover, amounts that you were required to include in income as ordinary income in respect of the notes during the Optional Interest Deferral Period will be added to your adjusted tax basis in the notes, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will generally recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Material United States Federal Income Tax Considerations” in this prospectus supplement.

Rating agencies may change their practices for rating the notes, which change may affect the market price of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.

The rating agencies that currently or may in the future publish a rating for us, certain of which are expected to initially publish a rating of the notes, may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the notes. If the rating agencies change their practices for rating securities with features similar to the notes in the future, and the ratings of the notes are subsequently lowered, that could have a negative impact on the trading price of the notes. In addition, we may redeem the notes at our option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the notes. See “Description of the Notes—Redemption—Right to Redeem Upon a Rating Agency Event.”

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.

The market price of the notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies, including with respect to the notes;

•	the prevailing interest rates being paid by companies similar to us;

•	our operating results, financial condition, financial performance and future prospects; and

•	the overall condition of the financial and credit markets.

Credit rating agencies continually review their ratings for the companies that they follow, including us, and revise those ratings as warranted. The credit rating agencies also evaluate the food and beverage industry as a whole and may change their credit rating for us based on their overall view of our businesses and the industry. In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In the past, there have been significant disruptions in the global economy, including volatile credit and capital market conditions. Fluctuations in these factors or a worsening of market conditions could have an adverse effect on the price of the notes or the rate of interest payable on the notes. In particular, the U.S. Federal Reserve or other central banks may raise interest rates or expectations regarding an interest rate increase could change. Increases in prevailing interest rates or interest rate expectations could significantly affect the price of the notes or the rate of interest payable on the notes.

Despite our current debt levels, we may incur additional debt.

The notes and the indenture under which the notes will be issued do not place any limitation on the amount of debt that may be incurred by us or our subsidiaries, including indebtedness that is senior to the notes. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn. In addition, except for the limited restrictions applicable during any Optional Interest Deferral Period, we are not restricted from paying dividends or repurchasing our securities under the indenture. We intend to use the net proceeds from the sale of the notes in this offering to repay existing indebtedness including, but not limited to, our 2027 Notes and commercial paper, and for general corporate purposes. As of the end of our fiscal year ended August 2, 2026, we had $7.451 billion of senior indebtedness outstanding.

Redemption may adversely affect your return on the notes. We expect to redeem the notes only if it is in our best interest, as determined in our sole discretion.

The notes are not subject to any mandatory redemption, are not redeemable at the option of holders, and do not contain any provisions requiring us to make an offer to repurchase the notes in any circumstances. We have the right to redeem some or all of the notes (i) during the 90 days prior to, and including, the First Reset Date, and (ii) on any subsequent interest payment date, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of the Notes—Redemption—Optional Redemption.” In addition, we may, at our option, redeem the notes before the maturity date, in whole but not in part, by a date no later than 120 days following the occurrence of a Tax Event with respect to the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as described under “Description of the Notes—Redemption—Right to Redeem Upon a Tax Event.” We may also, at our option, redeem the notes before the maturity date, in whole but not in part, by a date not later than 120 days following a Rating Agency Event with respect to the notes, at a redemption price equal to 102% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as described under “Description of the Notes—Redemption—Right to Redeem Upon a Rating Agency Event.”

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of the Notes—Change of Control”), we may elect to redeem the notes, in whole but not in part, at 101% of the principal amount of the notes, together with any accrued and unpaid interest up to (but excluding) the redemption date. If we do not elect to redeem the notes in such manner, the per annum rate of interest payable on the notes will subsequently be increased by 500.0 basis points (5.0 percentage points).

Any redemption would be solely at our own option. We would expect to redeem notes only if it is in our best interest as determined in our sole discretion. If we exercise any of these redemption rights, we may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes. In addition, holders who have purchased notes in the secondary market at a price greater than their principal amount may suffer a loss if the notes are redeemed at a lower price. As a result of this risk, during times when we may elect to redeem the notes or when we are perceived to be able to redeem the notes, the market value of the notes generally will not rise substantially above the price at which they can be redeemed.

There is no established public trading market for the notes.

The notes will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of the notes may find it difficult or impossible to resell their notes. If a trading market were to develop, the notes may trade at a price that is higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities. The underwriters are not obligated to make a market in the notes, and if they do so, they may discontinue any market-making activity at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for the notes or the ability of holders of the notes to sell their notes at all or the price at which such holders may be able to sell their notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $     from the sale of the notes in this offering (after deducting the underwriting discount and our estimated offering expenses). We intend to use the net proceeds from the sale of the notes in this offering to repay existing indebtedness including, but not limited to, our 2027 Notes and commercial paper, and for general corporate purposes.

Certain of the underwriters and their respective affiliates may hold positions in our 2027 Notes. Such underwriters or their respective affiliates may receive a portion of the net proceeds from this offering to the extent such proceeds are used to repay the 2027 Notes. See “Underwriting.”

DESCRIPTION OF THE NOTES

General

The notes will be issued under an indenture to be dated the issue date of the notes (the “base indenture”), between us and U.S. Bank Trust Company, National Association, as trustee, as supplemented by a supplemental indenture to be dated the issue date of the notes. As used in this section, all references to the indenture mean the indenture for the notes offered hereby, consisting of the base indenture as further supplemented by the supplemental indenture. The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is made. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls and will apply to the notes. As used in the following description, the terms “we,” “us” and “our” refer to The Campbell’s Company only, and do not include our consolidated subsidiaries.

The notes offered by this prospectus supplement:

•

will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture governing the notes, to all of our senior indebtedness (as described below under “—Ranking”);

•	will be our unsecured general obligations;

•	will not be guaranteed by any of our subsidiaries;

•	will constitute a series of debt securities issued under the indenture and will be issued in an initial aggregate principal amount of $ ;

•	will mature on , 2057;

•	will be subject to earlier redemption at our option as described under “—Redemption”;

•	will not have the benefit of any sinking fund; and

•	will be issued in book-entry form only, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Interest on the notes will:

•

accrue at the rate of    % per annum from     , 2026, to, but excluding,    , 2032, following which such rate will reset in successive five-year periods (but not below the initial interest rate) as more fully described below under “—Interest,” and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subject to our right to defer interest payments as described under “—Option to Defer Interest Payments” below, interest on the notes will also:

•	be payable in cash semi-annually in arrears on and of each year, commencing on , 2027; and

•

(i) for so long as the notes are held in book-entry form, be payable to the holders of record on the business day before the applicable interest payment date; or (ii) if the notes are not held in book-entry form, be payable to holders of record on the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.

If any interest payment date, redemption date or maturity date for the notes falls on a day that is not a business day, the required payment of principal or interest will be made on the next succeeding business day as if made on the date that payment was due, and no interest on the amount so payable will accrue on that payment for the period from and after such interest payment date, redemption date or maturity date, as the case may be, to the date of the payment on the next succeeding business day.

Issuance of Additional Notes

We may from time to time, without notice to or the consent of the holders or beneficial owners of the notes, increase the principal amount of the notes by issuing additional notes on the same terms and conditions as the notes (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and with the same CUSIP numbers as the notes offered hereby; provided that if any additional notes subsequently issued are not fungible with any notes previously issued for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered by this prospectus supplement and any additional notes issued on the same terms and conditions would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

Ranking

The notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture governing the notes, to all of our senior indebtedness. The notes will also be effectively junior to any of our future secured indebtedness, to the extent of the assets securing that indebtedness, and will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. The notes will rank equally in right of payment with any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the notes in right of payment.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the notes are entitled to receive a payment on account of the principal or interest on the notes in the following circumstances:

•

upon any distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings; or

•

if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such a default must have continued beyond the grace period, if any, provided for such default, and such a default shall not have been cured or waived or shall not have ceased to exist.

“Senior indebtedness” means all of our obligations, whether presently existing or from time to time hereafter incurred, created or assumed, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(i)

all of our obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds, commercial paper or other securities or instruments;

(ii)	all of our finance, operating and synthetic lease obligations;

(iii)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;

(iv)	all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for United States federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(v)

all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of our other variable or floating rate indebtedness outstanding from time to time;

(vi)

all obligations of the types referred to in clauses (i) through (v) above of another person, including any of our subsidiaries, which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(vii)	all of our compensation and reimbursement obligations to the trustee pursuant to certain terms of the indenture; and

(viii)

all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by us of any such senior indebtedness referred to in clauses (i) through (vii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced senior indebtedness);

provided, however, that the following shall not constitute senior indebtedness: (A) trade accounts payable and accrued liabilities arising in the ordinary course of business or (B) any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to, or is equal in right of payment and upon liquidation with, the notes. As of the end of our fiscal year ended August 2, 2026, we had $7.451 billion of senior indebtedness outstanding.

The notes are our unsecured obligations and are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As of the end of our fiscal year ended August 2, 2026, we did not have any secured debt outstanding.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries do not guarantee the notes and will have no obligation to pay any amounts due pursuant to the notes or otherwise to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. Our rights to receive the assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of the end of our fiscal year ended August 2, 2026, we had no subsidiary indebtedness outstanding to which the notes are structurally subordinated. As of the same date, the La Regina entities, which are variable interest entities that we consolidate in our financial statements, had $114 million of indebtedness (including operating lease obligations) outstanding, to which the notes are structurally subordinated with respect to the assets of La Regina. We own 49% of the issued and outstanding equity interests in each of the La Regina entities as of the date of this prospectus supplement.

Interest

Subject to our right to defer interest payments as described under “—Option to Defer Interest Payments” below, we will pay interest semi-annually in arrears on     and     of each year, beginning on     , 2027.

Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

So long as the notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the Business Day before the applicable interest payment date. If the notes are not in book-entry form, the record date for each interest payment date will be the close of business on the fifteenth calendar day (whether or not a Business Day) before the applicable interest payment date.

The notes will bear interest (i) from, and including, the original issuance date to, but excluding, the First Reset Date (as defined below) at a rate of    % per year (the “Initial Interest Rate”) and (ii) from, and including, the First Reset Date, during each Reset Period (as defined below), at a rate per year equal to the Five-Year U.S. Treasury Rate (as defined below) as of the Reset Interest Determination Date (as defined below) for such Reset Period plus a spread of    %, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below the Initial Interest Rate. If interest payments are deferred or otherwise not paid, such amounts will accrue interest and compound until paid at the same rate at which the notes bear interest, to the extent permitted by applicable law. See “—Option to Defer Interest Payments” below.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“Business Day” means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in New York City.

“First Reset Date” means     , 2032.

“Five-Year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the most recent H.15. If the Five-Year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-Year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-Year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be the Initial Interest Rate.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

“Reset Date” means the First Reset Date and the     of every fifth year after 2032.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date, or the maturity date or date of redemption, as the case may be.

The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the notes at such time. Unless we have validly called all of the outstanding notes for redemption on a redemption date occurring on or prior to the First Reset Date, we will appoint a calculation agent for the notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding notes for redemption on a redemption date occurring on or prior to the First Reset Date but we do not redeem all of the outstanding notes on such redemption date, we will appoint a calculation agent for the notes as promptly as practicable after such proposed redemption date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of the notes when so required). We may appoint ourselves or any of our affiliates as, and we or any of our affiliates may serve as, the calculation agent. For the avoidance of doubt, the trustee shall have no responsibility to act as the calculation agent unless it consents to such appointment in writing.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify in writing, or cause the calculation agent to promptly notify in writing, the trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date will be on file at our principal offices, will be made available to any holder or beneficial owner of notes upon request and will be final and binding in the absence of manifest error. For the avoidance of doubt, neither the trustee nor any paying agent will have any obligation to calculate, verify or confirm the applicable interest rate.

Option to Defer Interest Payments

So long as no event of default (as defined under “Events of Default”) with respect to the notes has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the notes, an “Optional Interest Deferral Period”).

In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the notes and may choose to do that on more than one occasion. Any deferred interest will not be due or payable on the notes during any Optional Interest Deferral Period unless we elect, at our option, to redeem the notes during such Optional Interest Deferral Period, in which case accrued and unpaid interest to, but excluding, the redemption date will be due and payable on such redemption date only on the notes being redeemed, or unless the principal of and interest on the notes shall have been declared due and payable as the result of an event of default with respect to the notes, in which case all accrued and unpaid interest on the notes shall become due and payable. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date of the notes, and we may not begin a new Optional Interest Deferral Period, and may not pay current interest on the notes, until we have paid all accrued interest on the notes from the previous Optional Interest Deferral Period. We may also elect, at our option, to shorten the length of any Optional Interest Deferral Period.

Any deferred interest on the notes will accrue additional interest at a rate equal to the interest rate then applicable to the notes, compounded on each interest payment date, to the extent permitted by applicable law (“compound interest”). Once we pay all deferred interest payments on the notes, including any compound interest accrued on the deferred interest, we can again defer interest payments on the notes as described above, but not beyond the maturity date of the notes.

We will give the trustee written notice of our election to begin an Optional Interest Deferral Period at least one business day before the record date for the first interest payment date of such Optional Interest Deferral

Period. The notice shall contain an instruction for the trustee to forward such notice to the holders of the notes. However, our failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Interest Deferral Period with respect to the notes unless we pay such interest within five business days after the interest payment date (without the accrual of compound interest during such five-business day period), which shall be distributed to holders of record as of the immediately preceding record date, whether or not we provide a notice of deferral.

Certain Limitations During an Optional Interest Deferral Period

The terms of the notes will require that during an Optional Interest Deferral Period, we will not do any of the following:

(i)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

(ii)	make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our indebtedness that ranks equally with, or junior to, the notes in right of payment; or

(iii)	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with, or junior to, the notes in right of payment.

However, the foregoing provisions shall not prevent or restrict us from making:

(a)	purchases, redemptions or other acquisitions of our capital stock in connection with:

(1)

any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of us or any of our subsidiaries or affiliates;

(2)

the satisfaction of our obligations pursuant to any contract or security entered into prior to the beginning of such Optional Interest Deferral Period either (a) in the ordinary course of business or (b) other than in anticipation of the commencement of the Optional Interest Deferral Period; or

(3)	a dividend reinvestment or shareholder purchase plan;

(b)

any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of our capital stock;

(c)

any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

(d)

any purchase, redemption or other acquisition of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(e)

any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;

(f)

any payment, dividend or distribution made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(g)

any payments on the notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or other debt securities, or any guarantees of any of the foregoing, in each case that rank equally in right of payment to the notes (the “parity securities”), made pro rata to the amounts due on such indebtedness, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(h)	any payment on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities; or

(i)	any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Interest Deferral Period commences.

Redemption

The notes may be redeemed before maturity as described below.

Optional Redemption

We may redeem the notes, at our option, in whole or in part on one or more occasions, at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date for the notes.

Right to Redeem Upon a Tax Event

We may, at our option, redeem the notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event (as defined below).

“Tax Event” means, with respect to the notes, that we have received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation, or any private letter ruling, technical advice memorandum or similar pronouncement), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known, in each case after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

We may, at our option, redeem the notes, in whole, but not in part, at a redemption price equal to 102% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Rating Agency Event (as defined below).

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the notes offered hereby published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for us (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for us as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for us, in the case of any rating agency that first publishes a rating for us after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the notes offered hereby by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the notes offered hereby as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the notes offered hereby by such rating agency had the current methodology not been changed. The trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

Right to Redeem Upon a Change of Control Triggering Event

The notes are subject to redemption, in whole, but not in part, at our option after the occurrence of a Change of Control Triggering Event at a redemption price equal to 101% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Change of Control” below.

Redemption Procedures

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date (including a Change of Control Redemption Date), interest will cease to accrue on the notes or portions of the notes called for redemption. Any redemption or notice may, at our discretion, be subject to one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion) or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by us in our sole discretion).

For the avoidance of doubt, the amount of accrued and unpaid interest on the notes included in the calculation of any applicable redemption price will include, if applicable, any deferred interest and any compound interest as described in this prospectus supplement under the heading “Option to Defer Interest Payments.”

Installments of interest on the notes that are due and payable on any interest payment date falling on or prior to a redemption date will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the notes and the indenture, except that, if the redemption date for any notes falls on any day during an Optional Interest Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the notes to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of the notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Interest Deferral Period will not be deemed to fall on a day during such Optional Interest Deferral Period.

In the case of a partial redemption, selection of the notes for redemption will be made by lot or by such other method as the trustee may deem fair and appropriate (in accordance with the procedures of the depositary). No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

For the avoidance of doubt, neither the trustee nor any paying agent will have any obligation to calculate, verify or confirm the redemption price.

Change of Control

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, we will have the right (but not the obligation) to redeem the notes as described above under “Redemption—Right to Redeem Upon a Change of Control Triggering Event.” Unless we have otherwise previously or concurrently given a redemption notice to holders of all outstanding notes pursuant to our right to redeem the notes as described under “—Redemption,” within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will describe the Change of Control Triggering Event and whether we have elected to redeem the notes. If we elect to redeem the notes, such notice will state, among other things, the redemption date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Redemption Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the redemption is conditioned on the Change of Control being consummated on or prior to the Change of Control Redemption Date.

If we do not exercise such right within 60 days after such right first arises (or if we exercise such right but any notes remain outstanding), then the interest rate applicable to the notes will increase by 500.0 basis points (5.0 percentage points) beginning on the first interest payment date after the expiration of such 60-day period and we will provide notice to the holders (with a copy to the paying agent and the trustee) of such interest rate increase. In the absence of such notice, the paying agent and the trustee may conclusively and without liability assume the interest rate has not been increased.

For purposes of these provisions of the notes, the following terms will be applicable:

“Capital Stock,” as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

(1) the sale, conveyance, transfer or lease of our properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries; or

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares; provided that the consummation of any such transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the notes, (1) the ratings on our then-existing senior unsecured notes are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings on the then-existing senior unsecured notes are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) our then-existing senior unsecured notes are rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control and the notes if each Ratings Agency does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Ratings Agency” means each of Moody’s and S&P; provided that if either of Moody’s or S&P ceases to rate our senior unsecured notes or fails to make a rating of our senior unsecured notes publicly available for reasons outside of our control, we may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act with respect to our senior unsecured notes.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means Capital Stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

The definition of Change of Control includes a phrase relating to the sale, conveyance, transfer or lease of our properties and assets “substantially as an entirety.” Although there is a limited body of case law interpreting phrases similar to “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, our ability to redeem the notes as a result of a sale, conveyance, transfer or lease of less than all of our properties and assets may be uncertain.

No Restrictions on Secured Debt

Holders of the notes will not have the benefit of and will not be entitled to enforce the covenant in the indenture that will govern the notes restricting our ability to incur or guarantee secured indebtedness described under the caption “Description of Debt Securities—Certain Covenants—Restrictions on Secured Debt” in the accompanying prospectus.

No Restrictions on Sales and Leasebacks

Holders of the notes will not have the benefit of and will not be entitled to enforce the covenant in the indenture that will govern the notes restricting our ability to enter into sale and leaseback transactions described under the caption “Description of Debt Securities—Certain Covenants—Restrictions on Sales and Leasebacks” in the accompanying prospectus.

Events of Default

An “event of default” means any of the following:

•

default in any payment of interest, including compound interest, on any note when it becomes due and payable and such default continues for 30 days (subject to any deferral of interest payments as described above under “—Option to Defer Interest Payments”);

•	default in the payment of principal of or premium, if any, on any note when it becomes due and payable at its stated maturity, upon redemption, upon declaration or otherwise; or

•	certain events of bankruptcy, insolvency, receivership or reorganization.

Except as otherwise set forth above, an event of default does not include a failure to comply with covenants under the indenture or the notes.

Any acceleration will be subject to the subordination provisions described above under “—Ranking.” If an event of default with respect to the notes occurs and is continuing, then and in any such case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal of and accrued and unpaid interest on all the notes to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders), and upon any such declaration such principal amount, together with accrued and unpaid interest, shall become immediately due and payable.

Agreement by Holders to Certain Tax Treatment

Each holder and beneficial owner of the notes will, by accepting the notes or a beneficial interest therein, be deemed to have agreed that the holder or beneficial owner intends that the notes constitute indebtedness and will treat the notes as indebtedness for United States federal, state and local tax purposes.

Sinking Fund

The notes will not be entitled to any sinking fund.

Concerning the Trustee

U.S. Bank Trust Company, National Association will serve as trustee, registrar and initial paying agent for the notes.

The indenture governing the notes will provide that, except during the continuance of an event of default with respect to the notes of which a responsible officer has received written notice at its corporate trust office, the trustee under the indenture will perform only those duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee under the indenture with respect to the notes, subject to some exceptions. If an event of default with respect to the notes has occurred and is continuing, the trustee under the indenture will exercise the rights and powers vested in it under the indenture with respect to the notes and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs. The trustee may resign or be removed and a successor trustee may be appointed to act with respect to the notes.

BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the registrar. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participant and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the notes.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate trust office and follow customary practices and procedures regarding those certificated securities.

Clearstream and Euroclear

Links have been established among DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder (the “Treasury Regulations”), and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities (or investors in such entities), persons liable for alternative minimum tax and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account on an applicable financial statement. This summary does not address the potential application of the 3.8% United States federal income tax on net investment income of certain United States persons. Investors should consult their own advisors regarding the possible application of this tax. In addition, this discussion is limited to persons who purchase the notes for cash at original issuance and at their “issue price” (the first price at which a substantial amount of the notes is sold to the public for money, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

If an entity that is classified as a partnership for U.S. federal income tax purposes (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of holding notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of U.S. federal estate and gift tax laws, the U.S. federal Medicare tax on net investment income, and state, local, non-U.S. or other tax laws.

Classification of the notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the notes. Although the matter is not free from doubt, due to a lack of authority and the highly factual nature of the analysis, based upon the analysis of the relevant facts and circumstances and applicable law as of the issue date of the notes, the notes should be treated as indebtedness for U.S. federal income tax purposes. There can be no assurance that the IRS or a court will agree with this determination. No ruling has been sought or is expected to be sought from the IRS with respect to the matters discussed herein. If the notes were not properly treated as indebtedness for U.S. federal income tax purposes, payments on the notes could be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-U.S. Holders (as defined below), payments treated as dividends would be subject to withholding of U.S. federal income tax at a rate of 30%, (i) except to the extent provided by an applicable income tax treaty and (ii) except if the payments are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if an applicable income tax treaty applies, attributable to a permanent establishment maintained within the United States by the Non-U.S. Holder). Payments described in the previous clause (ii) generally would be subject to U.S. federal income tax on a net income basis in a similar manner as if such Non-U.S. Holder were a U.S. Holder (as described below). In addition, such a determination would, subject to certain requirements and limitations described in “Description of the Notes—Redemption—Right to Redeem Upon a Tax Event,” constitute a Tax Event that would entitle us to redeem the notes as described under “Description of the Notes—Redemption Procedures.” The remainder of this discussion assumes that the notes will be treated as indebtedness for U.S. federal income tax purposes.

By acquiring a note, each holder will be deemed to agree to treat the note as indebtedness for U.S. federal, state and local income tax purposes unless otherwise required by applicable law under “Description of the Notes—Agreement by Holders to Certain Tax Treatment.” Prospective purchasers should consult their own tax advisors regarding the tax consequences that would arise if the notes are not treated as indebtedness for U.S. federal income tax purposes.

Tax Considerations for U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) if a valid election is in place to treat the trust as a U.S. person.

Certain additional payments

We may be required to make payments of amounts in excess of stated interest or principal on the notes in connection with a Rating Agency Event or a Change of Control Triggering Event, each as described above under “Description of the Notes—Redemption.” We intend to take the position that the notes are not contingent payment debt instruments for U.S. federal income tax purposes because the likelihood of these additional payments (or any other contingencies under the terms of the notes) occurring is remote, and under the applicable Treasury Regulations, remote contingencies do not result in the treatment of a debt instrument as a contingent payment debt instrument. Our position regarding the foregoing is binding on a U.S. Holder, unless the U.S. Holder discloses a contrary position in a manner required by applicable treasury regulations. Our position, however, is not binding on the IRS, and no rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term remote as used in the applicable Treasury Regulations. If the IRS takes a position contrary to that described above, a holder of the notes may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of such notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, income on the sale, exchange, retirement or other taxable disposition of such notes may be treated as ordinary income rather than as capital gain. You should consult your tax advisors regarding the tax consequences if such notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that such notes are not treated as contingent payment debt instruments.

Payments of interest and original issue discount

We expect the notes to be treated for U.S. federal income tax purposes as “variable rate debt instruments” (“VRDIs”). Under this characterization, payments treated as qualified stated interest (“QSI”) on the notes will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending upon the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If the notes were not treated as VRDIs, then the notes would be treated as “contingent payment debt instruments,” with the consequences discussed above in “—Certain Additional Payments.”

For U.S. federal income tax purposes, original issue discount (“OID”) is the excess of the stated redemption price at maturity of a debt instrument over its issue price, if such excess equals or exceeds a statutorily defined “de minimis” amount. The stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of QSI. The term QSI generally means stated interest that is unconditionally payable in cash at least annually. A U.S. Holder (regardless of its method of tax accounting) will be required to include OID in its income as ordinary income as it accrues in accordance with a constant yield to maturity method based on a compounding of interest.

The applicable Treasury Regulations provide that interest on a debt instrument is not treated as QSI if such interest is not unconditionally payable in cash at least annually. The applicable Treasury Regulations also provide that a contingency which is remote within the meaning of such Treasury Regulations is not taken into account unless and until such contingency occurs. Accordingly, although not free from doubt, we intend to take the position that the possibility that interest on the notes might be deferred should not result in the notes being treated as issued with OID. Under the terms of the notes and relevant facts and circumstances, we believe that the likelihood of our exercising the option to defer payment of interest is remote, in part, due to the limitations that would be imposed on our ability to take certain actions with respect to our stock or debt securities that rank equally with, or junior to, the notes in right of payment as described in “Description of the Notes—Certain Limitations During an Optional Interest Deferral Period.”

Based on the foregoing, we expect the stated interest on the notes to be treated as QSI and the notes to be treated as not issued with OID. Accordingly, you should expect to include interest payments on the notes in gross income in accordance with your method of tax accounting. Our position regarding the foregoing issues is binding on a U.S. Holder unless the U.S. Holder discloses a contrary position in a manner required by applicable Treasury Regulations. Our position, however, is not binding on the IRS, and no rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term remote as used in the applicable Treasury Regulations. It is possible that the IRS could take a position contrary to this interpretation.

If the option to defer any payment of interest was determined not to be remote, if we exercised such option, or if the pricing terms were to be set in a manner different from our expectations, then under applicable Treasury Regulations the notes would be treated as issued with OID at the time of issuance or at the relevant later point in time, as the case may be. In such case, all stated interest on the notes, or if interest payments are in fact deferred, all stated interest due after such deferral, would be treated as OID. A U.S. Holder would be required to include the OID in income as it accrues regardless of the U.S. Holder’s regular method of accounting, using the constant yield to maturity method of accounting, before such U.S. Holder received any payments attributable to such income, and would not separately report the actual cash payments of interest on the notes as taxable income.

Sale, exchange or other disposition of the notes

Unless a non-recognition provision applies, upon the sale, exchange, redemption or other disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will be its cost for that note, assuming the notes are not treated as issued (or reissued) with OID. For these purposes, the amount realized does not include any amount attributable to accrued interest.

Amounts attributable to accrued interest are treated as interest as described under “Payments of interest and original issue discount” above. If the notes are treated as issued (or reissued) with OID, a U.S. Holder’s adjusted tax basis in a note generally will be its initial purchase price, increased by OID previously includible in such U.S. Holder’s gross income to the date of disposition and decreased by payments received on the note other than payments of QSI.

Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code. Notwithstanding the foregoing, any amounts realized in connection with a sale, exchange, retirement, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be credited against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of notes who or that is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes. “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations,” “foreign controlled foreign corporations” or “passive foreign investment companies.”

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Payments of interest

Subject to the discussions below concerning backup withholding and FATCA (as defined below), payments of interest (and OID, if applicable) on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that:

•	interest paid on the notes (and OID, if applicable) is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; and

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•

either (i) the Non-U.S. Holder certifies on a properly executed IRS Form W-8BEN or Form W-8BEN-E, under penalties of perjury, that it is not a United States person; (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. holder, has received from the Non-U.S. holder a statement under penalties of perjury that such holder is not a United States person and provides the applicable withholding agent with a copy of such statement; or (iii) the Non-U.S. holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

A Non-U.S. Holder that does not qualify for exemption from withholding under the rules described in the preceding paragraph will generally be subject to withholding of U.S. federal income tax at a 30% rate, or a lower treaty rate, if applicable, on payments of interest (and OID, if applicable) on the notes unless the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (as described below).

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest (and OID, if applicable) on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be taxed with respect to such interest on a net income basis at U.S. federal income tax rates in generally the same manner as a U.S. Holder (see “Tax Considerations for U.S. Holders” above), except that the holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax.

In order to claim an income tax treaty benefit, the Non-U.S. holder must provide a properly executed IRS Form W-8BEN-E, IRS Form W-8BEN or appropriate successor form (and any applicable documentary evidence or attachments thereto) to its withholding agent. These forms must be periodically updated.

Non-U.S. Holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of a corporation, the possible imposition of a 30% “branch profits tax.”

Sale, exchange or other disposition of the notes

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, retirement or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), subject to an applicable income tax treaty providing otherwise.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest (or OID, if applicable) will be treated as interest and will generally be treated as subject to, or exempt from, U.S. federal income and withholding tax to the same extent as described above with respect to interest paid on a note.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain realized by the Non-U.S. Holder on a sale, exchange or other disposition of notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed with respect to such gain in the same manner as a U.S. Holder (see “Tax Considerations for U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including, in the case of a corporation, the possible imposition of a 30% “branch profits tax.”

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Such information may also be provided to authorities of the country in which a Non-U.S. Holder resides pursuant to the terms of an applicable income tax treaty. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes (including OID, if applicable) or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (if any) and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly known as “FATCA”) generally impose a withholding tax of 30% on certain payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) will apply to payments of interest on the notes (including OID, if applicable). Under proposed Treasury regulations (the preamble to which indicates that taxpayers may rely on the proposed regulations pending the issuance of final regulations), no such withholding tax will apply to payments of gross proceeds from the sale, exchange or retirement of the notes. In many cases, Non-U.S. Holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) to the withholding agent certifying as to such status under FATCA. In the event any withholding under FATCA is imposed with respect to any payments on the notes, there will be no additional amounts payable to compensate for the withheld amount. Non-U.S. Holders and U.S. Holders holding notes through a non-U.S. intermediary should consult their tax advisors regarding the potential application of FATCA to the notes.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA and the U.S. Department of Labor Regulations issued thereunder (the “DOL Regulations”) in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, the fiduciary should consider, among other factors, whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and the DOL Regulations, and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the notes by a plan with respect to which we, the underwriters or certain of our or their affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those notes are acquired pursuant to and in accordance with an applicable exemption. Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities where neither we nor any of our affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the plan involved in the transaction and the plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). The U.S. Department of Labor (the “DOL”) has also issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for certain transactions managed by in-house asset managers.

There can be no assurance that any of these administrative class or statutory exemptions will be available with respect to transactions involving the notes.

Any purchaser or holder of notes or any interest therein will be deemed to have represented by its purchase and holding of the notes that either (1) it is not a plan subject to Title I of ERISA or Section 4975 of the Code, and is not purchasing or holding the notes on behalf of or with “plan assets” of any such plan or (2) its purchase and holding of the notes will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. In addition, any purchaser or holder of notes or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of the notes that its purchase and holding will not constitute or result in a violation of the provisions of any similar laws.

Neither we, nor any underwriter, nor any of our or its respective affiliates (the “Transaction Parties”) is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of notes by a plan. In addition, the person making the decision to acquire notes on behalf of a plan, subject to ERISA or Section 4975 of the Code or an entity holding “plan assets” of such a plan (the “Plan Fiduciary”), will be deemed to have represented and warranted that (i) none of the Transaction Parties or any of their affiliates, has provided any investment advice within the meaning of Section 3(21) of ERISA to the plan, entity or Plan Fiduciary, in connection with its acquisition of notes (unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited), and (ii) the Plan Fiduciary is exercising its own independent judgment in evaluating the investment in the notes.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption, or the potential consequences of any purchase or holding of notes under similar laws, as applicable.

Nothing in this prospectus supplement shall be construed as a representation or advice as to whether an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement between us and the underwriters, we have agreed to sell to each of the underwriters named below (of which Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and UBS Securities LLC are acting as representatives), and each of the underwriters has severally, and not jointly, agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
BNP Paribas Securities Corp.
BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
UBS Securities LLC

Total	$

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all of the notes if any are purchased. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters have advised us that they propose to initially offer the notes to the public for cash at the public offering price set forth on the cover of this prospectus supplement, and that they may offer the notes to certain dealers at such price less concessions not in excess of    % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, to certain other dealers, a concession not in excess of   % of the principal amount of the notes. After the public offering of the notes, the public offering price and other selling terms may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

Expenses associated with this offering, to be paid by us, are estimated to be $    . The representatives have agreed to reimburse us for certain expenses in connection with this offering.

Certain of the underwriters and their respective affiliates have engaged, and may in the future engage, in banking, financial advisory and other commercial dealings with us and our affiliates, for which they have earned and may earn customary fees and commissions. Certain of the underwriters and their respective affiliates act as lenders and agents under our U.S. committed revolving credit facility and receive fees in connection with such roles. In addition, certain of the underwriters and their respective affiliates may hold positions in our 2027 Notes, which may be repaid with a portion of the net proceeds of this offering, and accordingly, such underwriters may receive a portion of the net proceeds of the offering in connection with such repayment.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading price of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement Cycle

It is expected that delivery of the notes will be made against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the     business day following the date of the pricing of the notes (such settlement being referred to as “T+   ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the scheduled settlement date will be required, by virtue of the fact that the notes will initially settle in T+   , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the scheduled settlement date should consult their advisors.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is either one or both of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that this offering falls within one of the exceptions specified in Part 1 of Schedule 1 of the POATRs. Accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the POATRs or the Financial Services and Markets Act 2000 (the “FSMA”), and any offer of the notes in the UK is made pursuant to an exemption under the POATRs or the FSMA.

This prospectus supplement and the accompanying prospectus are only being distributed to, and only directed at, persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) other persons to whom they may otherwise lawfully be communicated (each such person being referred to as a “relevant person”). This prospectus supplement, the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons. Any person in the UK who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation, or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) under Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)

a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor,

then securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, or any person pursuant to Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to the offering of the notes, including, but not limited to, this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered, or sold in Taiwan.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the notes and certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP (New York). Certain legal matters under New Jersey law will be passed upon for us by Marci K. Donnelly, our Vice President and Deputy Corporate Secretary. Ms. Donnelly beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our capital stock. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP (New York).

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended August 2, 2026 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of La Regina di San Marzano di Antonio Romano S.p.A. and La Regina Atlantica, LLC because they were acquired by The Campbell’s Company in a purchase business combination during the year ended August 2, 2026) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

THE CAMPBELL’S COMPANY

DEBT SECURITIES

CAPITAL STOCK

PREFERRED STOCK

WARRANTS

PURCHASE CONTRACTS

UNITS

From time to time, in one or more offerings, we may sell debt securities, capital stock, preferred stock, warrants, purchase contracts or units. When we decide to sell securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the securities we are offering. The prospectus supplements may also add, update or change information contained in this prospectus.

Our capital stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “CPB.”

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering. We reserve the sole right to accept, and together with any agents, dealers or underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable fees, commissions or discounts. The net proceeds to us from the sale of securities also will be set forth in the applicable prospectus supplement.

Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and information described under the headings “Where You Can Find More Information About Us” and “Documents Incorporated by Reference.”

Investing in our securities involves certain risks. See the “Risk Factors” section on page 5 of this prospectus and the risk factors we incorporate by reference herein and, if any, in the relevant prospectus supplement or free writing prospectus. This prospectus may not be used to offer or sell any securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or a free writing prospectus that will contain specific information about the terms of that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any free writing prospectus together with the additional information described under the heading “Where You Can Find More Information About Us.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate only as of its respective date, regardless of the time of delivery of this prospectus, any prospectus supplement or any free writing prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise stated, the terms “we,” “us” and “our” refer to The Campbell’s Company and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports (“reports”), proxy statements and other information and documents with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that are filed electronically with the SEC. You may read and copy any document we file electronically with the SEC on the SEC’s website located at www.sec.gov.

You may also electronically access these documents through our website, www.thecampbellscompany.com, under the investor relations portion of our website. This URL and the SEC’s URL above are intended to be inactive textual references only. We are not incorporating the contents of the website into this prospectus. You may also request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Investor Relations

The Campbell’s Company

One Campbell Place

Camden, New Jersey 08103-1799

856-342-4800

This prospectus is part of a Registration Statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information concerning us and the securities, you should read the entire Registration Statement and the additional information described under “Documents Incorporated by Reference” below. The Registration Statement has been filed electronically and may be obtained in any manner listed above. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed (File No. 1-3822) with the SEC (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended August 3, 2025;

•	Our Quarterly Reports on Form 10-Q filed with the SEC on December 9, 2025, March 11, 2026 and June 8, 2026;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 8, 2025 to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended August 3, 2025;

•	Our Current Reports on Form 8-K filed with the SEC on August 5, 2025, September 5, 2025, October 7, 2025, November 19, 2025, December 9, 2025, December 15, 2025 and June 17, 2026; and

•

The description of our capital stock contained in Exhibit 4(l) to our Annual Report on Form 10-K for the fiscal year ended August 3, 2025, filed with the SEC on September 18, 2025, and any subsequent amendments or reports filed for the purpose of updating such description.

Each document filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document filed prior to the date of this prospectus and incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

To obtain copies of these filings, see “Where You Can Find More Information About Us.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations regarding our future results of operations, economic performance, financial condition and achievements. We try, wherever possible, to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “pursue,” “strategy,” “target,” “will” and similar expressions. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements reflect our current plans and expectations and are based on information currently available to us. They rely on a number of assumptions regarding future events and estimates which could be inaccurate and which are inherently subject to risks and uncertainties.

We wish to caution the reader that the following important factors and those important factors described in Part I, Item 1A of our most recent Annual Report on Form 10-K filed with the SEC (as updated from time-to-time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC) could affect our actual results and could cause such results to vary materially from those expressed in any forward-looking statements made by, or on behalf of, us:

•

declines or volatility in financial markets, deteriorating economic conditions and other external factors, including the impact and application of new or changes to existing governmental laws, regulations, and policies;

•	the risks associated with imposed and threatened tariffs by the U.S. and reciprocal tariffs by its trading partners;

•

the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation, including those related to ongoing geopolitical conflicts and tariffs;

•	disruptions in or inefficiencies to our supply chain and/or operations, including reliance on key contract manufacturer and supplier relationships;

•	our ability to execute on and realize the expected benefits from our strategy, including sales growth in and/or maintenance of our market share position in snacks, soups, sauces and beverages;

•	the impact of strong competitive responses to our efforts to leverage brand power with product innovation, promotional programs and new advertising;

•	the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies;

•	changes in consumer demand for our products and favorable perception of our brands;

•

the risk that the cost savings and any other synergies from the Sovos Brands transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive to the extent anticipated;

•	the risks related to the La Regina transaction, including that the benefits from the transaction may not be fully realized or may take longer or cost more to be realized than expected;

•	our ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions;

•	risks related to the effectiveness of our hedging activities and our ability to respond to volatility in commodity prices;

•	our ability to manage changes to our organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes;

•	changing inventory management practices by certain of our key customers;

•	a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of our key customers maintain significance to our business;

•	product quality and safety issues, including recalls and product liabilities;

•

the possible disruption to the independent contractor distribution models used by certain of our businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification;

•	the uncertainties of litigation and regulatory actions against us;

•	a disruption, failure or security breach of our or our vendors’ information technology systems, including ransomware attacks;

•	our indebtedness and ability to pay such indebtedness;

•	a change in outlook or downgrade in our public credit ratings;

•	impairment to goodwill or other intangible assets;

•	our ability to protect our intellectual property rights;

•	our ability to attract and retain key talent;

•	goals and initiatives related to, and the impacts of, climate change, including from weather-related events;

•	the costs, disruption and diversion of management’s attention associated with activist investors;

•	increased liabilities and costs related to our defined benefit pension plans; and

•

unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements made by us in order to reflect new information, events or circumstances after the date they are made.

ABOUT THE CAMPBELL’S COMPANY

We are a manufacturer and marketer of high-quality, branded food and beverage products. We manage our businesses in two divisions focused mainly on product categories. The divisions, which represent our operating and reportable segments, are as follows: Meals & Beverages and Snacks. We organized as a business corporation under the laws of New Jersey on November 23, 1922; however, through predecessor organizations, we trace our heritage in the food business back to 1869. Our principal executive offices are in Camden, New Jersey 08103-1799. We maintain a website at www.thecampbellscompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus and any prospectus supplement, you should carefully consider the risks described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended August 3, 2025, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, in other documents that we include or incorporate by reference in this prospectus, and the risk factors and other information contained in the applicable prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Disclosure Regarding Forward-Looking Statements.” See “Where You Can Find More Information About Us.”

USE OF PROCEEDS

Unless we describe a different use of proceeds from an offering in the related prospectus supplement, we intend to use the net proceeds from the sales of the securities offered by this prospectus for general corporate purposes, which may include, but are not limited to, funding for working capital, payment of dividends, capital expenditures, repurchases of our capital stock, repayment of debt, and acquisitions. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including, but not limited to, marketable securities.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities, which may be convertible or non-convertible, in one or more series under the indenture, dated as of March 19, 2015, between us and Computershare Trust Company, N.A. (as successor in interest to Wells Fargo Bank, National Association), as retiring trustee, as amended and supplemented by the First Supplemental Indenture, dated as of August 17, 2023 among us, Computershare Trust Company, N.A. (as successor in interest to Wells Fargo Bank, National Association), as retiring trustee, and U.S. Bank Trust Company, National Association, as successor trustee for any series of debt securities issued in the future, which we refer to as the “senior indenture.” We may also issue subordinated debt securities, which may be convertible or non-convertible, in one or more series under the indenture to be entered into between us and U.S. Bank Trust Company, National Association, as trustee, which we refer to as the “subordinated indenture” and together with the senior indenture as the “indentures” or each of the senior indenture and the subordinated indenture individually, as the “applicable indenture.” For purposes of this section, we refer to: (i) the senior debt securities together with the subordinated debt securities as the “debt securities;” and (ii) U.S. Bank Trust Company, National Association, or any successor or additional trustee, in its respective capacity as trustee under the applicable indenture, as the “trustee.” The indentures are filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information About Us” for information on how to obtain copies of the indentures. The indentures have been qualified under the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.” This summary of the indentures and the debt securities relates to terms and conditions applicable to the debt securities generally. We will summarize the particular terms of any series of debt securities in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below. Because the summary of the material provisions of the indentures and the debt securities set forth below and the summary of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are not complete, you should refer to the indentures and the debt securities for complete information regarding the terms and provisions of the indentures (including defined terms) and the debt securities. Wherever we refer to particular articles, sections or defined terms of the indentures in this prospectus or in a prospectus supplement, those articles, sections or defined terms are incorporated in this prospectus and the prospectus supplement by reference, and the statement with respect to which such reference is made is qualified in its entirety by such reference. In addition, unless specified otherwise, references to such particular articles, sections or defined terms are applicable to both the senior indenture and the subordinated indenture. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the applicable indenture. In this “Description of Debt Securities,” the terms the “Company,” “we,” “us” and “our” refer to The Campbell’s Company only, and do not include our consolidated subsidiaries.

The senior debt securities will be unsecured and will rank on parity with all of our other unsecured and unsubordinated obligations. Unless otherwise provided in the prospectus supplement, each series of subordinated debt securities will rank equally with all other series of subordinated debt securities issued under the subordinated indenture and will be unsecured and subordinate and junior in right of payment to all of our senior debt (as defined below). See “—Subordination Under Subordinated Indenture.”

General

The indentures do not limit the amount of debt securities which we may issue under the indentures and provide that debt securities may be issued thereunder up to the aggregate principal amount which our board of directors may authorize from time to time. Debt securities may be issued from time to time in one or more series.

Please refer to the prospectus supplement relating to any particular series of debt securities we may offer for the following terms of such series:

(a)	the designation, aggregate principal amount and authorized denominations of the offered debt securities;

(b)	the price (expressed as a percentage of the aggregate principal amount thereof) at which the offered debt securities will be issued;

(c)	the date or dates on which the offered debt securities will mature;

(d)	the annual rate, if any, at which the offered debt securities will bear interest;

(e)

the date from which such interest, if any, on the offered debt securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and, with respect to offered debt securities in registered form, the regular record dates for such interest payment dates;

(f)	any optional or mandatory sinking fund provisions;

(g)

the date, if any, after which and the price or prices at which the offered debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or at the option of the holder and any other terms and provisions of such optional or mandatory redemptions;

(h)

the denominations in which any offered debt securities of a series which are registered securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any offered debt securities of the series which are bearer securities will be issuable if other than denominations of $5,000;

(i)	if other than the principal amount thereof, the portion of the principal amount of offered debt securities of the series which will be payable upon declaration of acceleration of maturity thereof;

(j)	any events of default with respect to the offered debt securities of the series, if not set forth in the applicable indenture;

(k)

the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the offered debt securities of the series will be payable (if other than the currency of the United States of America), which unless otherwise specified will be the currency of the United States of America as at the time of payment which is the legal tender for payment of public or private debts;

(l)

if the principal of (and premium, if any), or interest, if any, on the offered debt securities of the series is to be payable, at our election or at the election of any holder thereof, in a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

(m)

if such offered debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America;

(n)

if the amount of payments of principal of (and premium if any), or portions thereof, or interest, if any, on the offered debt securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

(o)

whether the offered debt securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of any offered debt securities issuable in bearer form and whether, and, if so, the terms upon which, any offered debt securities in bearer form will be exchangeable for offered debt securities in registered form;

(p)

whether such offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the method of transferring beneficial interests in such global security or global securities;

(q)	whether the offered debt securities of any series shall be issued upon original issuance in whole or in part in the form of one or more book-entry securities;

(r)	the application, if any, of certain provisions of the applicable indenture relating to defeasance and discharge, and certain conditions thereto;

(s)

with respect to the offered debt securities of the series, any deletions from, modifications of or additions to the events of default or any covenants, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the applicable indenture;

(t)	any U.S. federal income tax consequences applicable to the offered debt securities;

(u)	in the case of the subordinated indenture, any provisions regarding subordination; and

(v)	additional terms not inconsistent with the provisions of the applicable indenture.

Debt securities of a series may be issued in registered form or bearer form or both as specified in the terms of the series, may be issued in whole or in part in the form of one or more global securities and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or another depositary named by the Company and identified in a prospectus supplement with respect to such series. The prospectus supplement will specify whether the offered debt securities will be registered, bearer, global or book-entry form.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes. Except in certain circumstances, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof.

Unless the prospectus supplement relating to the debt securities specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000. The prospectus supplement relating to a series of debt securities denominated in a foreign or composite currency will specify the denomination thereof.

At the option of the holder and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series will be exchangeable into an equal aggregate principal amount of registered securities or, in the case of global bearer securities, registered securities or bearer securities of the same series (with the same interest rate and maturity date). Bearer securities surrendered in exchange for registered securities between the record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Registered securities of any series will be exchangeable into an equal aggregate principal amount of registered securities of the same series (with the same interest rate and maturity date) of different authorized denominations. Registered securities may not be exchanged for bearer securities.

A book-entry security may not be registered for transfer or exchange (other than as a whole by the depository to a nominee or by such nominee to such depository) unless:

(a)	the depository or such nominee notifies us that it is unwilling or unable to continue as depository,

(b)	the depository ceases to be qualified as required by the applicable indenture,

(c)	we instruct the trustee in accordance with the applicable indenture that such book-entry securities shall be so registrable and exchangeable,

(d)

there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities evidenced by such book-entry securities or

(e)	there shall exist such other circumstances, if any, as may be specified in the applicable prospectus supplement.

Each holder agrees to indemnify the Company and the trustee against any liability that may result from the holder’s transfer, exchange or assignment of a security in violation of any provision of the applicable indenture and/or applicable United States federal or state securities law. The trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the applicable indenture or under applicable law with respect to any transfer of a security (including any transfers between or among depositary participants or beneficial owners of interests in any global security) other than to require delivery of such certificates and other documentation or evidence as the applicable indenture expressly requires.

No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Unless we indicate otherwise in the prospectus supplement, principal (and premium, if any) will be payable and registered securities will be transferable at the corporate trust office of the trustee or such other paying agent as we may appoint from time to time, as specified in the applicable prospectus supplement. Unless other arrangements are made, we will pay interest, if any, by checks mailed to the holders of registered securities at their registered addresses. We will make payment with respect to debt securities represented by a global security registered in the name of a depository or its nominee to the depository or its nominee, as the case may be, as the registered owner of the global security. To the extent set forth in the prospectus supplement relating thereto, any bearer securities and the coupons appertaining thereto will be payable against surrender thereof, subject to any applicable laws and regulations, at the offices of such paying agencies outside the United States as we may appoint from time to time.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Under the indentures, we will have the ability to issue debt securities with terms different from those of debt securities previously issued.

Certain Covenants

Restrictions on Secured Debt

If the Company or any Restricted Subsidiary shall incur or guarantee any evidence of indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure all series of debt securities equally and ratably with (or, at the Company’s option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “Restrictions on Sales and Leasebacks” below), would not exceed 10% of Consolidated Net Assets.

The above restriction will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by:

(a)	Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary,

(b)	Mortgages in favor of the Company or a Restricted Subsidiary,

(c)	Mortgages in favor of governmental bodies to secure progress, advance or other payments,

(d)

Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation, and purchase money and construction Mortgages which are entered into within specified time limits,

(e)	Mortgages securing certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property,

(f)	mechanics and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith,

(g)

Mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition in the transaction of business or exercise of any privilege, franchise or license,

(h)	Mortgages for taxes, assessments or governmental charges or levies which are not then due or, if delinquent, are being contested in good faith,

(i)	Mortgages, including judgment liens, arising from legal proceedings being contested in good faith, and

(j)	any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (i) inclusive.

Restrictions on Sales and Leasebacks

Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded as described in “Restrictions on Secured Debt” above) would not exceed 10% of Consolidated Net Assets.

This restriction will not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if:

(a)	the lease is for a period, including renewal rights, not in excess of five years,

(b)

the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of debt securities or Funded Debt of the Company or a Restricted Subsidiary ranking on parity with or senior to the debt securities, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of:

(1)	the net proceeds of the sale of the Principal Property leased or

(2)	the fair market value of the Principal Property leased,

(c)	the sale and leaseback of the Principal Property is entered into prior to, at the time of, or within 180 days after the later of its acquisition or completion of its construction,

(d)	the lease secures or relates to certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property, or

(e)	the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

In lieu of applying proceeds to the retirement of Funded Debt, debentures or notes (including the debt securities) of the Company or a Restricted Subsidiary may be surrendered to the applicable trustee for cancellation at a value equal to the principal amount thereof or the Company or a Restricted Subsidiary may credit the principal amount of Funded Debt voluntarily retired within 180 days after such sale.

Unless otherwise indicated in a prospectus supplement, the covenants contained in the indentures and the debt securities would not necessarily afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of debt securities.

Certain Definitions

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded Debt” means (a) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and (b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing or processing plant or warehouse owned at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets other than (a) any property which in the opinion of the board of directors is not of material importance to the total business conducted by the Company as an entirety or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (b) which owns a Principal Property, but does not include a subsidiary of the Company engaged primarily in the development and sale or financing of real property.

Merger and Consolidation

The Company will not merge or sell, convey, transfer or lease all or substantially all of its assets unless the successor Person is the Company or another Person that assumes the Company’s obligations on the debt securities and under the indentures and, after giving effect to such transaction, the Company or the successor Person would not be in default under the indentures.

Events of Default

The indentures define “events of default” with respect to the debt securities of any series as being one of the following events:

(a)	default in the payment of any installment of interest on that series for 30 days after becoming due;

(b)	default in the payment of principal (or premium, if any) on that series when due;

(c)	default in the deposit of any sinking fund payment when due;

(d)

default in the performance of any other covenant with respect to the debt securities of that series or in the indenture (other than a covenant included in the indenture solely for the benefit of any series of debt securities other than that series) continued for 90 days after notice;

(e)	certain events of bankruptcy, insolvency or reorganization; and

(f)	any other event of default provided with respect to debt securities of that series.

The indentures contain no events of default or other provisions which specifically afford holders of the debt securities protection in the event of a highly leveraged transaction.

If an event of default shall occur and be continuing with respect to the debt securities of any series, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to such series) of the debt securities of such series and the accrued interest thereon, if any, to be due and payable. Each indenture provides that the trustee shall, within 90 days after the occurrence of a default known to a responsible officer of the trustee, give the holders of debt securities notice of all uncured defaults known to it (the term “default” to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any debt security, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the debt securities of that series then outstanding, by written notice to the Company and the trustee, may, in certain circumstances, rescind and annul such declaration.

With respect to each indenture, the Company will furnish to the trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. In addition, so long as any of the debt securities are outstanding, the Company shall, within five business days of the chief financial officer, the treasurer or the controller of the Company obtaining actual knowledge of a default or event of default with respect to the debt securities, deliver to the trustee an Officers’ Certificate specifying such default or event of default.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. Each indenture will provide that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under such indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request of any of the holders of debt securities unless they first shall have offered to the trustee security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture and Waiver

Each indenture provides that the Company and the trustee may enter into supplemental indentures with respect to such indenture without the consent of the holders of the debt securities governed by such indenture to:

(a)	evidence the assumption by a successor corporation of the obligations of the Company,

(b)	add covenants for the protection of the holders of debt securities,

(c)	add any additional events of default,

(d)

change or eliminate any provision of the applicable indenture, provided such change or elimination shall become effective only when there is no debt security of any series outstanding prior to the supplemental indenture with benefits from such provision,

(e)	secure the debt securities and related coupons, if any,

(f)	establish the form or terms of debt securities of any series,

(g)	evidence the acceptance of appointment by a successor trustee,

(h)	cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be defective or inconsistent with any other provision in the applicable indenture; or to make any other provisions with respect to matters or questions arising under the applicable indenture, provided that such action does not adversely affect the interests of the holders in any material respect, and

(i)

conform the text of the applicable indenture or any debt security issued thereunder to any provision in this “Description of Debt Securities” or in the corresponding section of any prospectus supplement to the extent such provision in this “Description of Debt Securities” or in the corresponding section of any prospectus supplement was intended to be a verbatim recitation of a provision in the applicable indenture or such security, as set forth in an Officers’ Certificate.

With respect to each indenture, with certain exceptions, the indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series governed by such indenture that is affected by the modification; provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would, among other things,

(a)

reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of interest on, any debt security or the other terms of payment thereof,

(b)

reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive certain past defaults,

(c)	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 10.02 of the indenture,

(d)

modify any of the provisions referred to in clauses (a), (b) and (c) above or clauses (a) and (b) below, except to increase the percentages referred to below or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby, or

(e)

in case of the subordinated indenture, modify the provisions with respect to the subordination of outstanding subordinated debt securities in a manner materially adverse to the holders of outstanding subordinated debt securities of a series without the consent of 75% in aggregate principal amount of such securities.

With respect to each indenture, the holders of at least a majority in principal amount of the debt securities of each series outstanding may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, (a) compliance by the Company with certain restrictive provisions of the indenture and (b) any past default under the indenture, except a default (1) in the payment of principal of (and premium, if any) or any interest on any debt security of such series and (2) in respect of a covenant, or provision of the indenture which cannot be modified or amended without the consent of the holder of each debt security of such series outstanding affected; provided that in the case of the subordinated indenture, the waiver of provisions with respect to the subordination of the outstanding subordinated debt securities in a manner materially adverse to the holders of outstanding subordinated debt securities of a series requires the consent of the holders of at least 75% in aggregate principal amount of such series.

Defeasance and Discharge

Each indenture provides that with respect to such indenture the Company may specify that, with respect to the debt securities of a certain series, it will be discharged from any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities. If so specified with respect to the debt securities of a series, such a trust may only be established if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of debt securities, such establishment of such a trust may be conditioned on the delivery by the Company to the trustee of an opinion of counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

Subordination Under Subordinated Indenture

In the subordinated indenture, we have agreed, and holders of subordinated debt securities will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture.

Upon any payment or distribution of assets to creditors upon any liquidation or dissolution, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, reorganization, insolvency, receivership, arrangement, adjustment, composition, or similar proceeding in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of all principal and any interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable senior debt), on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest, if any, on the subordinated debt securities.

We will not make any payments of principal and any interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable, on the subordinated debt securities if:

•	a default in any payment on designated senior debt then exists, or

•	an event of default on any series of designated senior debt resulting in the acceleration of its maturity then exists.

When we use the term “designated senior debt” we mean, indebtedness, whether incurred on, prior to, or after, the date of the subordinated indenture, outstanding under a senior credit agreement or any other indebtedness for money borrowed that is issued as a replacement or refinancing of such debt facilities; and any other senior debt the principal amount of which is $25.0 million or more and that has been designated by the Company to the trustee as “designated senior debt.”

When we use the term “senior debt” we mean:

•	every obligation of, or any obligation guaranteed by the Company for money borrowed or purchased, including without limitation the designated senior debt,

•	indebtedness of, or guaranteed by, the Company evidenced by bonds, debentures, notes or other similar instruments, or

•	every obligation of, or guaranteed by, the Company associated with derivative products,

in each case unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities.

However, senior debt will not include:

•	any liability for taxes,

•	any intercompany indebtedness of our company, any of our subsidiaries or any of our or their affiliates,

•	any trade payables, or

•	any debt of our company which, when incurred and without regard to any election under Section 1111(b) of Title 11 of the United States Code, was without recourse to our company.

The subordinated indenture provides that we may change the subordination provisions, including the definitions of “senior debt” and “designated senior debt,” relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

Governing Law

The indentures will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

We have appointed U.S. Bank Trust Company, National Association, as the trustee under each of the indentures and as initial security registrar with regard to any debt securities issued following the date hereof.

We may remove the trustee with or without cause if we so notify the trustee six months in advance and if no event of default occurs during the six-month period.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock. Because this section is a summary, it does not describe every aspect of our capital stock. For additional information, refer to the applicable provisions of the New Jersey Business Corporation Act, as amended (the “Act”), our Restated Certificate of Incorporation, as amended (the “Charter”), and By-Laws, as amended (the “By-Laws”). Our Charter and By-Laws are exhibits to the registration statement of which this prospectus is a part.

Authorized Capital

Our authorized shares consist of 560,000,000 shares of capital stock, $0.0375 par value per share, and 40,000,000 shares of preferred stock issuable in one or more classes and series of any class. The shares of preferred stock of each class are without par value unless the amendment creating such class provides for a par value.

Capital Stock

General

The outstanding shares of our capital stock are, and any shares of capital stock offered by a future prospectus supplement when issued and paid for will be, fully paid and non-assessable.

Dividend Rights

Holders of our capital stock are entitled to such dividends as may be lawfully declared from time to time by our board of directors from our assets legally available for the payment of dividends, subject to the provisions of our preferred stock and in compliance with the Act.

Voting Rights

Holders of our capital stock are entitled to one vote for each share held by them on all matters presented to holders of our capital stock and may not cumulate their votes in an election for directors.

Liquidation Rights

After satisfaction of our creditors and the preferential liquidation rights of any preferred stock, the holders of our capital stock are entitled to share, ratably, in the distribution of all remaining net assets.

No Preemptive or Similar Rights

Holders of our capital stock have no conversion, redemption or preemptive rights to subscribe to or acquire any of our securities. Our capital stock is not entitled to the benefit of any sinking fund provisions.

Listing

Our capital stock is listed on The Nasdaq Stock Market LLC under the symbol “CPB.”

Anti-Takeover Effects of Provisions of Our Charter, By-Laws and New Jersey Business Corporation Act

Board of Directors

The board of directors, by the affirmative vote of two-thirds of the directors in office, may remove a director for cause where, in their judgment, the continuation of the director in office would be harmful to our interests and may suspend the director for a reasonable period pending final determination that cause exists for removal.

New Jersey Shareholders Protection Act

We are subject to the provisions of Section 14A-10A of the Act, which is known as the “Shareholders Protection Act.”

Generally, the Shareholders Protection Act prohibits a publicly held New Jersey corporation with its principal executive offices or significant business operations in New Jersey, like us, from engaging in any “business combination” with any “interested stockholder” of that corporation for a period of five years following the time at which that stockholder became an “interested stockholder”. An exception applies if (1) the business combination is approved by the board of directors before the stockholder becomes an “interested stockholder”; or (2) the transaction or series of related transactions which caused the stockholder to become an “interested stockholder” was approved by the board of directors prior to the stockholder becoming an “interested stockholder” and any subsequent business combinations with that interested stockholder are approved by the board of directors, provided that any such subsequent business combination is approved by (a) the board of directors, or a committee of that board, consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of that interested stockholder, and (b) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose.

Covered business combinations include certain mergers, dispositions of assets, issuances or transfers of shares and recapitalizations. An “interested stockholder” is (1) any person that directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting stock of the Company; or (2) any “affiliate” or “associate” of ours that directly or indirectly beneficially owned 10% or more of the voting power of the then-outstanding stock of the Company at any time within a five-year period immediately prior to the date in question.

In addition, under the Shareholders Protection Act, we may not engage in a business combination with an interested stockholder at any time unless:

•	our board of directors approved the business combination prior to the time the stockholder became an interested stockholder;

•

the holders of two-thirds of our voting stock (which includes capital stock) not beneficially owned by the interested stockholder affirmatively vote to approve the business combination at a meeting called for that purpose;

•

the consideration received by the non-interested stockholders in the business combination meets the standards of the statute, which is designed to ensure that all other shareholders receive at least the highest price per share paid by the interested stockholder; or

•

a business combination is approved by (a) the board of directors, or a committee of the board of directors consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of the interested stockholder prior to the consummation of the business combination; and (b) the affirmative vote of the holders of a majority of the voting stock (excluding that beneficially owned by the interested stockholder) at a meeting called for that purpose if the transaction or series of related transactions with the interested stockholder which caused the person to become an interested stockholder was approved by the board of directors prior to the consummation of that transaction or series of related transactions.

A New Jersey corporation that has publicly traded voting stock may not opt out of these restrictions.

Advance Notice Requirements

Stockholders wishing to nominate persons for election to the board of directors at an annual meeting or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements set forth in the By-Laws.

Board Vacancies

Any vacancy on our board of directors may be filled by the affirmative vote of a majority of the directors then in office; provided that in case of an increase in the number of directors pursuant to an amendment to our By-Laws made by our stockholders, the stockholders may fill the vacancy or vacancies so created at the meeting at which such amendment is effected or may authorize the board of directors to fill such vacancy or vacancies. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Special Meetings; Stockholder Action by Written Consent

Special meetings of the stockholders may be called at any time by the Chairman of our board of directors or our president, or a majority of our board of directors, and upon the written request of stockholders of record holding a majority of our capital stock issued and outstanding and entitled to vote at such meeting.

Amendments and Certain Other Provisions

Except as otherwise required by the By-Laws or the Charter, action by the stockholders to adopt a proposed amendment to the Charter, adopt plans of merger or consolidation, sell all or to sell substantially all of our assets, or dissolve the Company may be taken by the affirmative vote of two-thirds of the votes cast by the holders of our outstanding stock entitled to vote thereon and, in addition, if any class or series of stock is entitled to vote thereon as a class, by the affirmative vote of two-thirds of all the votes which the holders of each such class or series are entitled to cast thereon. The By-Laws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by a majority of votes cast at such meeting. Subject to the laws of the State of New Jersey, the Charter and the By-Laws, the board of directors may amend the By-Laws by a majority vote of the members of the board of directors at the time in office at any regular or special meeting of the board of directors.

Indemnification of Directors and Officers; Limitation of Liability.

Indemnification

Our By-Laws provide that we will, to the full extent permitted by law, indemnify any present, former or future director, officer, or employee (“Corporate Agent”) who is made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed civil, criminal, administrative, arbitrative, legislative, or investigative action, suit, or proceeding by reason of the fact that such person is or was a Corporate Agent of the Company or any subsidiary thereof, or serves or served another enterprise (including, without limitation, any sole proprietorship, association, corporation, partnership, joint venture or trust), whether or not for profit, at the request of the Company as a director, officer, employee or agent thereof (including service with respect to any employee benefit plan of the Company or any subsidiary thereof), against expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and amounts paid in settlement, actually and reasonably incurred by such person in connection with such actions, suits or proceedings, or any appeal therein.

Limitation of Liability

The Charter provides that, to the full extent permitted by law, our directors and officers will not be personally liable to us or our stockholders for damages for breach of any duty owed to us or our stockholders. No amendment or repeal of this limitation of liability provision of the Charter, nor the adoption of another provision inconsistent with such limitation of liability provision, will eliminate, reduce or have any effect on the protection afforded by this limitation of liability provision to our directors or officers in respect of any matter occurring, or any cause of action, suit or claim that but for this provision would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

The following description summarizes the material terms of our preferred stock. Because this section is a summary, it does not describe every aspect of our preferred stock. For additional information, refer to the applicable provisions of the Act, our Charter and By-Laws. Our Charter and By-Laws are exhibits to the registration statement of which this prospectus is a part.

Preferred Stock

Our board of directors is authorized, without further shareholder action, to adopt and to cause to be executed and filed amendments to the Charter to divide the preferred stock into one or more classes or series, to authorize the issuance of such shares for such consideration (not less than par value in the case of shares having a par value) and to determine the designations, relative rights, preferences and limitations of any class or series including, but not limited to, the following:

•	the annual dividend rate on the shares of such class or series and the date or dates from which dividends shall accumulate thereon;

•

the times of redemption of the shares of such class or series and the prices which the holders of shares of such class or series shall be entitled to receive upon the redemption thereof, which prices may vary at different redemption dates and may also be different with respect to shares redeemed through the operation of any retirement or sinking fund than with respect to shares otherwise redeemed;

•	the amount which the holders of shares of such class or series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company;

•

whether or not the shares of such class or series shall be subject to the operation of a purchase or sinking fund, and, if so, the extent to and manner in which the fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or for other corporate purposes and the terms and provisions relative to the operation thereof;

•

whether or not the shares of such class or series shall, at the option of the holder or the Company or both, be convertible into, or exchangeable for shares of stock of any other class or series, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; and

•	such other preferences, rights, restrictions and qualifications not inconsistent with the Charter and permitted by the Act.

As of the date of this prospectus, no shares of preferred stock are outstanding.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, or units issued by us that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of our securities for whom they may act as agent. Underwriters may be involved in any at the market offering of the securities by us or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of our securities, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

LEGAL OPINIONS

Unless otherwise disclosed in a prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Marci K. Donnelly, our Vice President and Deputy Corporate Secretary, as to certain matters of New Jersey law, and by Weil, Gotshal & Manges LLP, New York, New York, as to New York law. Ms. Donnelly beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our capital stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 3, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

The Campbell’s Company

% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2057

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

BNP PARIBAS

BofA Securities

Citigroup

J.P. Morgan

UBS Investment Bank

   , 2026